Exhibit 99.1

      Two Harbour Place
      302 Knights Run Avenue
      Tampa, FL 33602
      813-209-0600
      800-922-4596
FOR FURTHER INFORMATION CONTACT:
WALTER T. BROMFIELD (813) 209-0602
JUDITH M. CORTINA (813) 209-0647

MARITRANS REPORTS THIRD QUARTER AND NINE-MONTHS EARNINGS AND DECLARES QUARTERLY DIVIDEND
     TAMPA, FL – November 2, 2005 – Maritrans Inc. (NYSE: TUG), a leading U.S. flag marine petroleum transport company, today announced its third quarter financial results and declared its quarterly dividend.
Current Highlights:
•	Posts Highest Nine-Month Operating Income, Net Income and EPS as Public Company

•	Signed Newbuild Contract with Bender Shipbuilding & Repair Co., Inc. for Three New Articulated Tug-Barge Units

•	Signed Ten-Year Contract with Sunoco for Lightering Services Commencing Upon Delivery of the New Units

•	Filed a Shelf Registration Statement for the Issuance of Up to $450 million of Common Stock or Debt Securities

•	Renewed, Increased and Extended Revolving Credit Facility in October

•	Named One of 200 Best Small Companies in America by Forbes Magazine in October
     Net income for the quarter ended September 30, 2005 was $6.1 million, or $0.71 diluted earnings per share, on revenues of $44.9 million. This compares with net income of $3.5 million, or $0.41 diluted earnings per share, on revenues of $38.3 million for the quarter ended September 30, 2004. For the third quarter ended September 30, 2005 net income included the reversal of an income tax reserve of $1.2 million, or $0.14 diluted earnings per share. In the prior year, net income for the quarter ended September 30, 2004 included a reversal of an income tax reserve of $1.7 million, or $0.20 diluted earnings per share. Operating income for the quarter ended September 30, 2005 was $8.3 million compared to $3.4 million for the quarter ended September 30, 2004.
     The increase in operating income for the quarter ended September 30, 2005 was due to continued strength in both of the Company’s primary markets. High refinery utilization by the Company’s Delaware River refinery customers continued to drive strong demand for the Company’s crude-oil lightering services. During the quarter, the Company also earned strong average daily rates on vessels operating in the clean product spot market. These rates were driven by increased voyages to the U.S. west coast as well as fewer vessels available in the market place, partially offset by an increase in imports. Additionally, the Company obtained increases in rates on its renewed contracts, which led to higher contract revenue despite the Company having fewer vessels on charter compared to the third quarter of 2004. The Company expects its spot market exposure to be consistent in the remainder of 2005 and into 2006 compared to its exposure during the first nine months of

Maritrans Reports Third Quarter Earnings and Declares Quarterly Dividend

November 2, 2005
2005.
     On a Time Charter Equivalent (“TCE”) basis, a commonly used industry measure where direct voyage costs are deducted from revenue, TCE revenue was $34.8 million for the quarter ended September 30, 2005 compared to $30.1 million for the quarter ended September 30, 2004. TCE revenue is a non-GAAP financial measure and a reconciliation of TCE revenue to revenue calculated in accordance with GAAP is attached hereto.
     On two occasions during the third quarter of 2005, the U.S. Secretary of Homeland Security issued waivers of the Jones Act, which limits waterborne coastwise transportation to U.S. vessels owned by U.S. companies and manned by U.S. crews. These waivers were in response to the extraordinary circumstances created by Hurricane Katrina and Hurricane Rita on Gulf Coast refineries and petroleum product pipelines. Each of these waivers expired as scheduled. The Company believes that it did not experience any negative financial impact as a result of these temporary waivers.
     During the third quarter of 2005, the Company experienced higher overall utilization than in the third quarter of 2004. Utilization for the third quarter of 2005 was 83.8% compared to 81.2% in the third quarter of 2004 due to decreased out of service time related to both the Company’s double-hull rebuilding during the third quarter of 2004 as well as lower vessel out of service time for repairs in the 2005 period. The Company also experienced fewer out of service days for hurricanes in the third quarter of 2005 than in the third quarter of 2004. Operating expenses increased to $36.6 million in the quarter ended September 30, 2005 from $34.9 million in the quarter ended September 30, 2004, primarily because of significantly higher fuel costs compared to the third quarter of 2004. The Company also experienced higher port charges during the third quarter of 2005 due to more West Coast moves through the Panama Canal. Crew expenses and shoreside support expenses were also higher due to higher wages and benefits as well as increased professional fees. The higher operating expenses were partially offset by lower general and administrative costs for the quarter ended September 30, 2005, primarily due to lower litigation, insurance and non-income related tax expenses in the third quarter of 2005.
     Jonathan Whitworth, Chief Executive Officer of Maritrans, commented, “During the nine-month 2005 period, Maritrans posted record financial results and made significant progress implementing its growth initiatives. Complementing our success at recording the highest nine-month operating income, net income and earnings per share since becoming a public company, we made strategic decisions aimed at positioning the Company for fleet and earnings growth in both the near and long-term. We entered into an agreement to build three new state-of-the-art articulated tug-barge units and signed a 10-year volume contract for lightering services with Sunoco for these vessels. In addition, our single-hulled tanker ALLEGIANCE, which must leave petroleum transportation service as of December 2005 under OPA, entered into an alternative trade. Finally, we agreed to charter-in a vessel and continued to optimize our fleet deployment strategy and successfully execute our on-going rebuilding program.”
FLEET AND MARKET REPORT
     Maritrans owns a fleet of 15 units consisting of four oil tankers and 11 oceangoing married tug/barge units. In August 2005, the Company announced that it had entered into a three-year time charter for its sixteenth unit, the M/V Seabrook, a single-hull oil tanker owned and operated by Seabrook Carriers Inc., a wholly owned subsidiary of Fairfield-Maxwell LTD. of New York. Subject to delivery in the US Gulf and meeting required compliances, the vessel will join the Company’s fleet during the fourth quarter of 2005, and be deployed into the clean products trade.
     In September 2005, the Company announced that it signed a contract with Bender Shipbuilding & Repair Co., Inc. to build three new articulated tug-barge (ATB) units, each having a carrying capacity of 335,000 barrels. Each barge will be

Maritrans Reports Third Quarter Earnings and Declares Quarterly Dividend

November 2, 2005
connected to a 12,000 horsepower tug boat utilizing the latest version of the Intercon connection system. The Company also announced that the new ATB’s will be utilized to help fulfill the long-term volume contract for lightering services that the Company signed with Sunoco Inc. (R&M). Maritrans currently estimates that approximately 70% of the total annual barrels lightered by the Company will be fulfilled through the Sunoco contract, while the remaining volume will be delivered to other Maritrans’ lightering customers on the Delaware River.
     Mr. Whitworth added, “Our decision to build three of the largest and most modern tug-barge units in the Jones Act will add over one million barrels to our fleet, transforming Maritrans into one of the largest tug & barge coastwise operators in our vessel size range. We believe these newbuilds will also enable the Company to further advance our leadership in the Delaware River lightering business, enhance our overall earnings potential and strengthen our relationship with a very important long-term customer and strategic partner. Adding to these benefits is a minimum volume commitment from a major US refiner for the new ATBs, enabling the company to ensure that these vessels achieve a high utilization rate and generate revenue and earnings immediately upon delivery.”
     In October 2005, Maritrans announced that it booked a grain cargo voyage to Sri Lanka for its tanker ALLEGIANCE, as part of a U.S. government charter in support of U.S. foreign aid relief efforts. This voyage is expected to earn an accretive rate in excess of the vessel’s breakeven costs. The ALLEGIANCE is a single-hulled tanker that, in accordance with the Oil Pollution Act of 1990, will be removed from petroleum transportation service as of December 2005.
DOUBLE-HULL REBUILDING PROGRAM
     Since 1998, Maritrans has been actively engaged in a double-hull rebuilding program aimed at ensuring that the Company’s Jones Act fleet is compliant with the U.S. Oil Pollution Act of 1990 (“OPA”). The Company’s patented process enables the Company to convert its vessels for significantly less cost and approximately half the time than building new vessels. To date, the Company has successfully rebuilt six of its original nine single-hull barges to double-hull structures. As of September 30, 2005, 65% of the Company’s fleet capacity was double-hulled, which compares favorably to the Jones Act fleet average of 45%.
     In July 2005, the Company awarded contracts to Tampa Bay Shipbuilding & Repair Company to rebuild their seventh and eighth single-hull barges, the OCEAN 210 and OCEAN 211 to double-hull configurations. The rebuilds are expected to cost approximately $30 million each, and will also include midbody insertions to increase their capacity by approximately 38,000 barrels. The rebuilds of the OCEAN 210 and OCEAN 211 are expected to be completed in the third quarter of 2006 and the second quarter of 2007, respectively. While the Company currently intends to convert its remaining single-hull barges, no definitive decision to do so has been made at this time. Two of the Company’s tankers will reach their OPA retirement dates in December 2005 and July 2006, respectively, and the Company plans to redeploy these vessels in alternative non-petroleum cargo service at that time. The Company estimates that the total cost of its barge rebuilding program will exceed $200 million, of which $123 million had been spent through September 30, 2005.
REVOLVING CREDIT FACILITY
     In October 2005, the Company announced the completion of an agreement with its existing lenders, which amended its $40 million revolving credit facility. The amended facility, which provides more favorable interest rates and covenants that are less restrictive than the previous credit facility, allows for $60 million of borrowing capacity, with the ability to increase the amount to $120 million through additional bank commitments in the future. The agreement also extends the term of the commitments under the facility to October 2010, from January 2007.

Maritrans Reports Third Quarter Earnings and Declares Quarterly Dividend

November 2, 2005
SHELF REGISTRATION STATEMENT
     In September 2005, Maritrans filed a shelf registration statement for the issuance of up to $450 million of common stock or debt securities. The Company indicated that the net proceeds from the sale of the securities will be used for general business purposes, including debt repayment, future acquisitions, capital expenditures and working capital.
FORBES MAGAZINE 200 BEST SMALL COMPANIES LIST
     In October 2005, Maritrans was named to Forbes Magazine’s list of “Best Small Companies in America,” ranking 156 on the list of 200 companies. This list ranks small businesses across the U.S. according to overall financial health over the past five years. Companies on the list were ranked according to criteria such as growth in sales, earnings and return on equity. The complete list of companies is available on Forbes Magazine’s website and appears in the October 31, 2005 issue of Forbes Magazine.
     Commenting on the Company’s inclusion in Forbes Magazine’s list, Mr. Whitworth stated, “Maritrans is proud to be recognized as one of the 200 best small companies by Forbes. I would like to thank all of Maritrans’ dedicated staff whose hard work has contributed to this honor and continues to differentiate the Company in the U.S. maritime industry.”
DIVIDEND
     Maritrans’ Board of Directors declared a quarterly dividend of $0.11 per share, payable on November 30, 2005, to shareholders of record on November 16, 2005. The ex-dividend date will be November 14, 2005.
CONFERENCE CALL INFORMATION
     Maritrans’ management will host a conference call on November 3, 2005, at 9:00 a.m. eastern time to discuss the Company’s third quarter results. To access this call, please dial (800) 847-7729. A replay of the call may be accessed by dialing (800) 633-8284 and providing the reservation number 21266160. The replay will be available from 11:00 a.m. eastern time on November 3, 2005, to 11:00 a.m. eastern time on November 17, 2005. The conference call will also be webcast live on the Company’s website, www.maritrans.com and will be available on the website through November 17, 2005.
ABOUT MARITRANS
     Maritrans Inc. is a U.S. based company with a 77-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. With 16 units, Maritrans has the largest fleet in its size category and one of the largest serving the U.S. coastwise trade. The fleet consists of five oil tankers and 11 oceangoing married tug/barge units with an aggregate fleet capacity of approximately 3.9 million barrels, of which 65 percent is double-hulled. Maritrans has two primary areas of focus: transporting refined products in the Gulf of Mexico to growth areas such as Florida and supplying Philadelphia area refineries with crude oil lightering from large foreign tankers. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area.
SAFE HARBOR STATEMENT

Maritrans Reports Third Quarter Earnings and Declares Quarterly Dividend

November 2, 2005
     The information in this news release includes certain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, and earnings per share or achievements to be materially different from those expressed in or implied by such forward-looking statements. These statements are based on assumptions the Company believes are reasonable, but a variety of factors could cause the Company’s actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted. Such factors include, among others, changes in oil companies’ decisions as to the type and origination point of the crude that it processes, changes in the amount of imported petroleum products, competition for marine transportation, domestic oil consumption, the continuation of federal law restricting United States point-to-point maritime shipping to U.S. vessels (the Jones Act), the timing and success of our double-hull rebuilding program, demand for petroleum products, future spot market rates, demand for our services, levels of foreign imports, changes in interest rates, the effect of war or terrorist activities and the general financial, economic, environmental and regulatory conditions affecting the oil and marine transportation industry in general. The Company is under no duty to update any of these forward-looking statements after the date of this release to conform such statements to actual results.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue	$44,930	$38,285	$134,800	$109,693
Voyage Costs	10,095	8,167	30,691	20,576

Time Charter Equivalent	$34,835	$30,118	$104,109	$89,117

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS
($ Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue	$44,930	$38,285	$134,800	$109,693
Operations expense
Operations	13,138	12,768	39,827	37,113
Voyage costs	10,095	8,167	30,691	20,576
Maintenance expense	5,221	5,185	15,312	15,670
General and administrative expense	2,208	2,907	10,017	8,444
Depreciation and amortization expense	5,947	5,852	17,162	16,321
Gain on sale of assets	—	—	647	--

Operating Income	8,321	3,406	22,438	11,569
Other Income	173	84	4,432	512
Interest Expense	(838)	(791)	(2,259)	(1,544)

Pre-tax income	7,656	2,699	24,611	10,537
Income Tax (Benefit) Provision	1,510	(793)	7,699	2,146

Net Income	$6,146	$3,492	$16,912	$8,391

Diluted Earnings Per Share	$0.71	$0.41	$1.98	$1.00
Diluted Shares Outstanding	8,596	8,448	8,562	8,425
Capital Expenditures	$25,824	$5,157	$39,828	$24,756
Utilization of Calendar days	83.8%	81.2%	82.5%	81.2%
Barrels carried (in millions)	42.5	43.4	132.1	130.7
Available days	1,250	1,261	3,642	3,679

Maritrans Reports Third Quarter Earnings and Declares Quarterly Dividend

November 2, 2005
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
($ Thousands)

	September 30, 2005	December 31, 2004
Cash and cash equivalents	$811	$6,347
Other current assets	31,165	30,207
Net vessels and equipment	214,590	191,924
Other assets	3,451	3,305

Total assets	$250,017	$231,783

Current portion of debt	$3,917	$3,756
Total other current liabilities	23,113	19,002
Long-term debt	57,914	59,373
Deferred shipyard costs and other	22,065	21,244
Deferred income taxes	35,672	36,004
Stockholders’ equity	107,336	92,404

Total liabilities and stockholders’ equity	$250,017	$231,783

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS INFORMATION
($ Thousands)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$16,912	$8,391
Depreciation and amortization	17,162	16,321
Other	3,650	(1,084)

Total adjustments to net income	20,812	15,237

Net cash provided by operating activities	37,724	23,628
Net cash used in investing activities	(39,181)	(17,382)

Net cash (used in) provided by financing activities	(4,079)	1,273

Net (decrease) increase in cash and cash equivalents	(5,536)	7,519
Cash and cash equivalents at beginning of period	6,347	3,614

Cash and cash equivalents at end of period	$811	$11,133

REBUILDING SCHEDULE

			Double-Hull
Barges	Capacity in Barrels	Double-Hull	Redelivery Date	Married Tugboat	Horsepower
MARITRANS 400	380,000	YES	#	CONSTITUTION	11,000
MARITRANS 300	265,000	YES	#	LIBERTY	7,000
M 254	250,000	YES	2002	INTREPID	6,000
M 252	250,000	YES	2002	NAVIGATOR	6,000
M 244	245,000	YES	2000	SEAFARER	6,000
OCEAN 215	210,000	NO	+	FREEDOM	6,000
OCEAN 211	207,000	NO	2Q07	INDEPENDENCE	6,000
OCEAN 210	207,000	NO	3Q06	COLUMBIA	6,000
M 214^	214,000	YES	2004	HONOUR	6,000
M 209^	209,000	YES	2005	ENTERPRISE	6,000
M 192	175,000	YES	1998	VALOUR	6,000

Oil Tankers	Capacity in Barrels	Double-Hull
ALLEGIANCE	252,000	NO	+
PERSEVERANCE	252,000	NO	+
INTEGRITY	265,000	YES	#
DILIGENCE	265,000	YES	#
SEABROOK	230,000	NO	C
#	These vessels were originally built with double-hulls.

^	Completion of the double-hull rebuild includes a 30,000 barrel mid-body insertion.

+	A decision to rebuild has not yet been made.

C	Chartered in from Seabrook Carriers Inc.
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